EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Stockholders and the Board of Directors of Dynamic Biometric Systems, Inc.:

     We consent to the use in this Registration Statement of Dynamic Biometric Systems, Inc. and Subsidiary on Form 10-SB of our report dated November 2, 2005, with respect to our audits of the consolidated financial statements of Dynamic Biometric Systems, Inc. and Subsidiary as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2004 and for the period from June 17, 2003 (date of inception) through December 31, 2003., that is included in this Registration Statement filed with the Securities and Exchange Commission.

     /s/  Epstein, Weber & Conover, PLC


Scottsdale, Arizona
December 16, 2005